Exhibit 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99204
(509) 624-1478
FAX (509) 747-1770

October 14, 2002

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE: ORAGENICS, INC.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

1.   ORAGENICS, INC. (the "Company") is a duly and legally organized and exiting Florida state corporation, with its registered office located in Gainsville, Florida and its principal place of business located in Alachua, Florida. The Articles of Incorporation and corporate registration fees were submitted to the Florida Secretary of State's office and filed with the office on November 6, 1996. The Company's existence and form is valid and legal pursuant to the representation above.

2.   The Company is a fully and duly incorporated Florida corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Florida, and when such stock was issued it was fully paid for and non-assessable. The units, consisting of common stock and warrants to be sold under this Form SB-2 Registration Statement are likewise legal under the laws of the State of Florida.

3.   To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.   The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Securities and Exchange Commission
RE: Oragenics, Inc.
October 14, 2002

5.   The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.   All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7.   By directors' resolution, the Company has authorized the issuance of 2,400,000 units; consisting of 2,400,000 shares of common stock; 1,200,000 Series A Warrants; and, 1,200,000 Series B Warrants. In addition, the Company has authorized the issuance of up to 2,400,000 shares of common stock upon the exercise of the Series A and Series B Warrants. Further, the Company has authorized the issuance to Haywood Securities Inc., the underwriter of this offering, of 100,000 shares of common stock; 500,000 redeemable agent warrants; and, up to 500,000 shares of common stock upon the exercise of the redeemable agent warrants.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.001 par value. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of the securities set forth in paragraph no. 7 of this opinion is within the authority of the Company's directors and the securities when issued, will be validly issued, fully paid and non-assessable.

This opinion opines upon Florida law including the statutory provisions, all applicable provisions of the Florida constitution and reported judicial decisions interpreting those laws.

I consent to this opinion being filed as an exhibit to the Company's Form SB-2 registration statement and consent to the reference of my firm in the registration statement.

Yours truly,

/s/ Conrad C. Lysiak